ISSUER FREE WRITING PROSPECTUS Filed Pursuant to Rule 433 Registration Statement No. 333-178960 Dated October 17, 2013

UBS AG $• Quarterly Review Notes (QRN)

Linked to Light Sweet Crude Oil (WTI) Futures Contracts due on or about October 29, 2014

Investment Description

UBS AG Quarterly Review Notes (the “Notes”) are unsubordinated, unsecured debt obligations issued by UBS AG (“UBS” or the “Issuer”) linked to the performance of the relevant nearby Light Sweet Crude Oil (WTI) futures contract (the “underlying asset”) as traded on the CME Globex (“CME”). If the closing price of the underlying asset (in the case of any observation date other than the final averaging dates) or the final price of the underlying asset (in the case of the final averaging dates) is greater than the initial price, UBS will automatically call the Notes and pay you an amount equal to the applicable call price for such observation date, which will result in the investor receiving more than the principal amount on the applicable call settlement date. . If by maturity the Notes have not been called, UBS will repay the full principal amount if the asset return is greater than or equal to -20% on the final valuation date. However, if the asset return is less than -20% on the final valuation date, UBS will repay less than the principal amount, if anything, resulting in a loss on your investment that is proportionate to negative asset return from the trade date to the final valuation date. Investing in the Notes involves significant risks. These Notes are suitable for investors with a bullish view on the underlying asset. The Notes do not pay interest. You may lose some or all of your principal amount. The contingent repayment of principal only applies if you hold the Notes to maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations you may not receive any amounts owed to you under the Notes and you could lose your entire investment.

Features

❑

Automatic Call — UBS will automatically call the Notes for an amount equal to the applicable call price for such observation date if the closing price of the underlying asset (in the case of any observation date other than the final averaging dates) or the final price of the underlying asset (in the case of the final averaging dates) is greater than the initial price. If the Notes are not called, investors will have the potential for downside market risk at maturity.

❑

Contingent Repayment of Principal Amount at Maturity — If by maturity the Notes have not been called and the asset return is greater than or equal to -20% on the final valuation date, UBS will repay your principal amount per Note at maturity. If the asset return is less than -20% on the final valuation date, UBS will repay less than the principal amount, if anything, resulting in a loss on your investment that is proportionate to the negative asset return. The contingent repayment of principal only applies if you hold the Notes until maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS.

Key Dates*

Trade Date	October 18, 2013
Settlement Date	October 23, 2013
Observation Dates**	Quarterly
Final Averaging Dates**	October 20, 2014, October 21, 2014, October 22, 2014, October 23, 2014 and October 24, 2014 (the “final valuation date”)
Maturity Date**	October 29, 2014

*	Expected. See page 4 for additional details.

**	Subject to postponement in the event of a market disruption event, as described on page 12 of this free writing prospectus.

NOTICE TO INVESTORS: THE NOTES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE NOTES AT MATURITY, AND THE NOTES CAN HAVE DOWNSIDE MARKET RISK SIMILAR TO THE UNDERLYING ASSET. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF UBS. YOU SHOULD NOT PURCHASE THE NOTES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE NOTES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 6 AND UNDER “RISK FACTORS” BEGINNING ON PAGE PS-12 OF THE PRODUCT SUPPLEMENT BEFORE PURCHASING ANY NOTES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY EFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR NOTES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE NOTES.

Note Offering

These preliminary terms relate to Notes linked to the performance of the relevant nearby Light Sweet Crude Oil (WTI) futures contract. The call premium and the initial price will be determined on the trade date.

Underlying Asset	Call Return Rate*	Initial Price	CUSIP	ISIN
CME-Traded Light Sweet Crude Oil (WTI) futures contracts	Approximately 15.00% per annum	[•]	90270KAM1	US90270KAM18
*	The actual call return rate will be determined on the trade date and will not be less than the call return rate set forth herein.

The estimated initial value of the Notes as of the trade date is expected to be between $975.00 and $988.00 for Notes linked to the relevant nearby Light Sweet Crude Oil (WTI) futures contract. The range of the estimated initial value of the Notes was determined on the date of this free writing prospectus by reference to UBS’ internal pricing models, inclusive of the internal funding rate. For more information about secondary market offers and the estimated initial value of the Notes, see “Key Risks — Fair value considerations” and “Key Risks — Limited or no secondary market and secondary market price considerations” on pages 6 and 7 of this free writing prospectus.

See “Additional Information about UBS and the Notes” on page 2. The Notes will have the terms specified in the accompanying product supplement, the accompanying currency and commodity supplement, the accompanying prospectus and this free writing prospectus.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Notes or passed upon the adequacy or accuracy of this free writing prospectus, or the accompanying product supplement or prospectus. Any representation to the contrary is a criminal offense. The Notes are not deposit liabilities of UBS and are not FDIC insured.

	Price to Public	Underwriting Discount(1)(2)	Proceeds to UBS AG
Per Note	$1,000.00	$10.00	$990.00
Total	$•	$•	$•
(1)	Certain fiduciary accounts will pay a purchase price of $990.00 per $1,000.00 principal amount of the Notes, and the placement agents, with respect to sales made to such accounts, will forgo any fees.

(2)	JPMorgan Chase Bank, N.A., J.P. Morgan Securities LLC and their affiliates, acting as placement agents for the Notes, will receive a fee from the Issuer of $10.00 per $1,000.00 principal amount of the Notes, but will forgo any fees for sales to certain fiduciary accounts. The total fees represent the amount that the placement agents received from sales to accounts other than such fiduciary accounts.

JPMorgan Securities LLC	UBS Investment Bank

Additional Information about UBS and the Notes

UBS has filed a registration statement (including a prospectus, as supplemented by a product supplement for the Notes and a currency and commodity supplement for the various securities we may offer, including the Notes), with the Securities and Exchange Commission, or SEC, for the offering to which this free writing prospectus relates. Before you invest, you should read these documents and any other documents relating to this offering that UBS has filed with the SEC for more complete information about UBS and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001114446. Alternatively, UBS will arrange to send you these documents if you so request by calling toll-free 877-387-2275.

You may access these documents on the SEC website at www.sec.gov as follows:

♦	Product supplement dated January 13, 2012:

http://www.sec.gov/Archives/edgar/data/1114446/000119312512011545/d282615d424b2.htm

♦	Currency and commodity supplement dated January 11, 2012

http://www.sec.gov/Archives/edgar/data/1114446/000119312512009002/d279580d424b2.htm

♦	Prospectus dated January 11, 2012:

http://www.sec.gov/Archives/edgar/data/1114446/000119312512008669/d279364d424b3.htm

References to “UBS,” “we,” “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this free writing prospectus, “Notes” refer to the Quarterly Review Notes that are offered hereby, unless the context otherwise requires. Also, references to the “product supplement” mean the UBS product supplement titled “Medium Term Notes Linked to a Currency or Commodity or a Basket Comprised of Currencies or Commodities,” dated January 13, 2012, references to the “currency and commodity supplement” mean the UBS Currency and Commodity Supplement Debt Securities and Warrants, dated January 11, 2012, and references to “accompanying prospectus” mean the UBS prospectus titled “Debt Securities and Warrants,” dated January 11, 2012.

This free writing prospectus, together with the documents listed above, contains the terms of the Notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax and other advisers before deciding to invest in the Notes.

UBS reserves the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any changes to the terms of the Notes, UBS will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case UBS may reject your offer to purchase.

Investor Suitability

The Notes may be suitable for you if:

♦	You fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.

♦	You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the same downside market risk as the underlying asset.

♦	You believe the asset return of the underlying asset will be equal to or greater than -20% on the final valuation date.

♦

You understand and accept that you will not participate in any appreciation in the price of the underlying asset and that your potential return is limited to the call return rate specified in the applicable pricing supplement.

♦	You can tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the price of the underlying asset.

♦

You would be willing to invest in the Notes based on the call return rate indicated on the cover hereof (the actual call return rate will be determined on the trade date and will not be less than the expected call return rate as set forth herein).

♦	You do not seek current income from this investment.

♦

You are willing to invest in the Notes that may be called early and you are otherwise willing to hold such Notes to maturity, a term of approximately 53 weeks, and accept that there may be little or no secondary market for the Notes.

♦	You understand the increased volatility and other risks associated with investments in currencies generally and with the underlying asset specifically.

♦	You fully understand the risks associated with commodity futures contracts generally, and oil futures contracts specifically.

♦

You are willing to assume the credit risk of UBS for all payments under the Notes, and understand that if UBS defaults on its obligations you may not receive any amounts due to you, including any repayment of principal.

♦

You understand that the estimated initial value of the Notes determined by our internal pricing models is lower than the issue price and that should UBS Securities LLC or any affiliate make secondary markets for the Notes, the price (not including their customary bid-ask spreads) will temporarily exceed the internal pricing model price.

The Notes may not be suitable for you if:

♦	You do not fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.

♦	You cannot tolerate a loss of all or a substantial portion of your investment and are unwilling to make an investment that may have the same downside market risk as the underlying asset.

♦	You believe the asset return of the underlying asset will be less than -20% on the final valuation date.

♦	You require an investment designed to provide a full return of principal at maturity.

♦	You seek an investment that participates in the full appreciation in the price of the underlying asset or that has unlimited return potential.

♦	You cannot tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the initial price of the underlying asset.

♦

You would be unwilling to invest in the Notes based on the call return rate indicated on the cover hereof (the actual call return rate will be determined on the trade date and will not be less than the expected call return rate as set forth herein).

♦	You seek current income from this investment.

♦

You are unable or unwilling to hold the Notes that may be called early, or you are otherwise unable or unwilling to hold such Notes to maturity, a term of approximately 53 weeks, or you seek an investment for which there will be an active secondary market.

♦	You do not understand the increased volatility and other risks associated with investments in currencies generally and with the underlying asset specifically.

♦	You do not fully understand the risks associated with commodity futures contracts generally, and oil futures contracts specifically.

♦	You are not willing to assume the credit risk of UBS for all payments under the Notes, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should also review carefully the “Key Risks” beginning on page 6 of this free writing prospectus for risks related to an investment in the Notes.

Indicative Terms

Issuer	UBS AG, London Branch
Principal Amount	$1,000 per Note
Term(1)	Approximately 53 weeks, unless called earlier.
Underlying Asset	The Notes are linked to the official settlement price per barrel of Light Sweet Crude Oil (WTI) on the CME Globex (“CME”) of the first nearby month futures contract stated in U.S. dollars, as made public by the CME (Bloomberg Ticker CL1 <Comdty>), provided that if such date falls within the notice period for delivery of Light Sweet Crude Oil (WTI) under such futures contract or on the last trading day of such futures contract, then the second nearby month futures contract (Bloomberg Ticker: “CL2” <Comdty>) will be used.
Automatic Call	The Notes will be called if the closing price of the underlying asset (in the case of any observation date other than the final averaging dates) or the final price of the underlying asset (in the case of the final averaging dates) is greater than the initial price. If the Notes are called, UBS will pay you on the applicable call settlement date a cash payment per Note equal to the call price for the applicable observation date.
Call Settlement Dates	Three business days following each observation date, except that the call settlement date for the final valuation date will be the maturity date.
Call Return Rate	The call return rate increases the longer the Notes are outstanding and is based upon a rate of approximately 15.00% per annum. The actual call return rate will be determined on the trade date and will not be less than the call return rate stated herein.
Call Price	The call price equals the principal amount per Note plus the applicable call return rate.

The table reflects an annualized return of approximately 15.00%. The actual call return rate will be determined on the trade date and will not be less than the call return rate set forth above.

Observation Date	Call Settlement Date	Call Return Rate	Call Price (per Note)
January 21, 2014	January 24, 2014	3.75%	$1,037.50
April 21, 2014	April 25, 2014	7.50%	$1,075.00
July 18, 2014	July 23, 2014	11.25%	$1,112.50
Final Averaging Dates*	October 29, 2014	15.00%	$1,150.00

Payment at Maturity (per Note)

If the Notes have not been called and the asset return on the final valuation date is greater than or equal to -20%, at maturity we will pay you an amount in cash equal to the principal amount: $1,000.

If the Notes have not been called and the asset return on the final valuation date is less than -20%, at maturity we will pay you an amount in cash that is less than the principal amount, if anything, resulting in a loss that is proportionate to the negative asset return, for an amount equal to:

$1,000 + ($1,000 × Asset Return).

Asset Return	Final Price –Initial Price Initial Price
Initial Price	The settlement price of the underlying asset as quoted on the CME on the trade date determined with reference to the November 2013 Light Sweet Crude Oil (WTI) futures contract (Bloomberg Ticker CL1 <Comdty>), which is set to expire in October 2013.

Closing Price	The official settlement price per barrel of Light Sweet Crude Oil (WTI) on the CME on the valuation date of the first nearby month futures contract, stated in U.S. dollars, as made public by the CME (Bloomberg Ticker CL1 <Comdty>), provided that if such date falls within the notice period for delivery of Light Sweet Crude Oil (WTI) under such futures contract or on the last trading day of such futures contract, then the second nearby month futures contract (Bloomberg Ticker: “CL2” <Comdty>) will be used. The expected averaging date of October 20, 2014 would result in the closing price on such date being determined by reference to the November 2014 Light Sweet Crude (WTI) futures contract, which is set to expire in October 2014. The expected averaging dates of October 21, 2014, October 22, 2014, October 23, 2014 and October 24, 2014 would result in the closing prices on each date being determined by reference to the December 2014 Light Sweet Crude Oil (WTI) futures contract, which is set to expire in November 2014.
Final Price	The arithmetic average of the closing prices of the underlying asset on each of the final averaging dates.
*Final Averaging Dates	October 20, 2014, October 21, 2014, October 22, 2014, October 23, 2014 and October 24, 2014
Observation Dates	As set forth in the table above. As scheduled, the relevant futures contract related to each observation date will be the first nearby month futures contract stated in U.S. dollars, as made public by the CME (Bloomberg Ticker CL1 <Comdty>), provided that if such date falls within the notice period for delivery of Light Sweet Crude Oil (WTI) under such futures contract or on the last trading day of such futures contract, then the second nearby month futures contract (Bloomberg Ticker: “CL2” <Comdty>) will be used. Observation dates may be postponed upon the occurrence of a Market Disruption Event as described in “Market Disruption Events” on page 12 of this free writing prospectus.

Investment Timeline

Trade date:	The initial price and the call return rate are set.

Observation Dates

The Notes will be called if the closing price of the underlying asset (in the case of any observation date other than the final averaging dates) or the final price of the underlying asset (in the case of the final averaging dates) is greater than the initial price.

If the Notes are called, UBS will pay you on the applicable call settlement date a cash payment per Note equal to the call price for the corresponding observation date.

Maturity date:

If the Notes have not been called and the asset return is greater than or equal to -20%, at maturity we will pay you an amount in cash equal to the principal amount: $1,000.

If the Notes have not been called and the asset return is less than -20%, at maturity we will pay you an amount in cash that is less than the principal amount, if anything, resulting in a loss that is proportionate to the negative asset return, for an amount equal to:

$1,000 + ($1,000 × Asset Return).

INVESTING IN THE NOTES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT. ANY PAYMENT ON THE NOTES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF UBS. IF UBS WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE NOTES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

(1)

In the event that we make any change to the expected trade date and settlement date, the observation dates, final averaging dates and maturity date will be changed to ensure that the stated term of the Notes remains the same.

Hypothetical Examples

The tables below illustrate the payment upon a call or at maturity for a $1,000 Note on a hypothetical offering of the Notes, with the following assumptions (the actual terms will be determined on the trade date; amounts have been rounded for ease of reference):

Principal Amount:	$1,000
Term:	Approximately 53 weeks
Initial Price:	$102.85
Call Return Rate:	15.00% per annum

If the Notes are called:

The following table illustrates the hypothetical call price upon an automatic call on any of the observation dates and assumes a call return rate of 3.75%, 7.50%, 11.25% and 15.00% for the respective observation dates. The Notes will be called if the closing price of the underlying asset (in the case of any observation date other than the final averaging dates) or the final price of the underlying asset (in the case of the final averaging dates) is greater than the initial price. If the Notes are called, UBS will pay you on the applicable call settlement date a cash payment per Note equal to the call price for the applicable observation date.

Observation Date	Call Settlement Date	Call Return Rate	Call Price (per Note)
January 21, 2014	January 24, 2014	3.75%	$1,037.50
April 21, 2014	April 25, 2014	7.50%	$1,075.00
July 18, 2014	July 23, 2014	11.25%	$1,112.50
Final Averaging Dates*	October 29, 2014	15.00%	$1,150.00

If the Notes are not called:

The following table illustrates how the hypothetical payment at maturity per Note is calculated if the Notes are not called. If by maturity the Notes have not been called, UBS will repay the full principal amount if the asset return is greater than or equal to -20% on the final valuation date. However, if the asset return is less than -20% on the final valuation date, UBS will repay less than the principal amount, if anything, resulting in a loss on your investment that is proportionate to negative asset return from the trade date to the final averaging dates.

Final Price**	Asset Return	Payment at Maturity	Return on the Notes
154.28	50.00%	N/A	N/A
143.99	40.00%	N/A	N/A
133.71	30.00%	N/A	N/A
123.42	20.00%	N/A	N/A
118.28	15.00%	N/A	N/A
113.14	10.00%	N/A	N/A
107.99	5.00%	N/A	N/A
102.85	0.00%	$1,000.00	0.00%
97.71	-5.00%	$1,000.00	0.00%
92.57	-10.00%	$1,000.00	0.00%
87.42	-15.00%	$1,000.00	0.00%
82.28	-20.00%	$1,000.00	0.00%
72.00	-30.00%	$700.00	-30.00%
61.71	-40.00%	$600.00	-40.00%
51.43	-50.00%	$500.00	-50.00%
41.14	-60.00%	$400.00	-60.00%
30.86	-70.00%	$300.00	-70.00%
20.57	-80.00%	$200.00	-80.00%
10.29	-90.00%	$100.00	-90.00%
0.00	-100.00%	$0.00	-100.00%
*	The final price will be determined by taking the arithmetic average of the closing prices of the underlying asset on each of the final averaging dates (each, an observation date), and therefore, will determine whether the Notes will be called on the maturity date pursuant to the automatic call feature.
**	The final price represents the arithmetic average of the closing prices of the underlying asset on each of the final averaging dates.

Key Risks

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing in the underlying asset. These risks are explained in more detail in the “Risk Factors” section of the product supplement and the currency and commodity supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

♦

Risk of loss at maturity — The Notes differ from ordinary debt securities in that UBS will not necessarily pay the full principal amount of the Notes. The return on the Notes at maturity is linked to the performance of the underlying asset and will depend on (i) if the Notes are called pursuant to the automatic call feature and (ii) whether, and the extent to which, the asset return is positive or negative. If the Notes are not called, UBS will repay you the principal amount of your Notes in cash only if the asset return is greater than or equal to -20% and will only make such payment at maturity. If the Notes are not called and the asset return is less than -20%, you will lose some or all of your initial investment in an amount proportionate to the negative asset return.

♦

The contingent repayment of principal applies only at maturity — You should be willing to hold your Notes to maturity. If you are able to sell your Notes prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the asset return is greater than -20%.

♦

Your potential return on the Notes is limited to the call return rate — The return potential of the Notes is limited to the principal amount plus the call return rate regardless of the appreciation of the underlying asset. If the Notes are not called, you will not participate in any appreciation in the price of the underlying asset even though you will be subject to the risk of a decline in the underlying asset.

♦

A higher call return rate is generally associated with a greater risk of loss — Greater expected volatility with respect to the underlying asset reflects a higher expectation as of the trade date that the asset return will be less than -20% on the final valuation date of the Notes. This greater expected risk will generally be reflected in a higher call return rate for that Note. However, while the call return rate is set on the trade date, the underlying asset’s volatility can change significantly over the term of the Notes. The settlement price of the underlying asset for your Notes could fall sharply, which could result in a significant loss of principal.

♦	No interest payments — UBS will not pay any interest with respect to the Notes.

♦

Reinvestment risk — If your Notes are called early, the term of the Notes will be reduced and you will not receive any payment on the Notes after the applicable call settlement date. There is no guarantee that you would be able to reinvest the proceeds from an automatic call of the Notes at a comparable rate of return for a similar level of risk. To the extent you are able to reinvest such proceeds in an investment comparable to the Notes, you may incur transaction costs such as dealer discounts and hedging costs built into the price of the new securities. Because the Notes may be called as early as three months after issuance, you should be prepared in the event the Notes are called early.

♦

Credit risk of UBS — The Notes are unsubordinated, unsecured debt obligations of UBS, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including payments in respect of an automatic call or any repayment of principal, depends on the ability of UBS to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of UBS may affect the market value of the Notes and, in the event UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes and you could lose your entire initial investment.

♦

Legal and regulatory risks — Legal and regulatory changes could adversely affect the settlement price of the underlying asset. In addition, many governmental agencies and regulatory organizations are authorized to take extraordinary actions in the event of market emergencies. It is not possible to predict the effect of any future legal or regulatory action relating to the settlement price of the underlying asset, but any such action could cause unexpected volatility and instability in commodities markets with a substantial and adverse effect on the performance of the underlying asset and, consequently, on the value of the Notes.

♦

Market risk — The return on the Notes is directly linked to the performance of the underlying asset and will depend on (i) if the Notes are called prior to maturity pursuant to the automatic call feature and (ii) whether, and the extent to which, the asset return is positive. The settlement price for the underlying asset is the result of the supply of, and the demand for, such underlying asset. Changes in the settlement price result over time from the interaction of many factors directly or indirectly affecting economic and political conditions. You, as an investor in the Notes, should make your own investigation into the respective underlying asset and the merits of an investment linked to it. You may lose some or all of your principal amount if the asset return is negative.

♦	Fair value considerations.

♦

The issue price you pay for the Notes will exceed their estimated initial value — The issue price you pay for the Notes will exceed their estimated initial value as of the trade date due to the inclusion in the issue price of the underwriting discount, hedging costs, issuance costs and projected profits. As of the close of the relevant markets on the trade date, we will determine the estimated initial value of the Notes by reference to our internal pricing models and it will be set forth in the final pricing supplement. The pricing models used to determine the estimated initial value of the Notes incorporate certain variables, including the price of the underlying asset, volatility in the commodity markets generally and in the underlying asset specifically, prevailing interest rates, the term of the Notes and our internal funding rate. Our internal funding rate is typically lower than the rate we would pay to issue conventional fixed or floating rate debt securities of a similar term. The underwriting discount, hedging costs, issuance costs, projected profits and the difference in rates will reduce the economic value of the Notes to you. Due to these factors, the estimated initial value of the Notes as of the trade date will be less than the issue price you pay for the Notes.

♦

The estimated initial value is a theoretical price; the actual price that you may be able to sell your Notes in any secondary market (if any) at any time after the trade date may differ from the estimated initial value — The value of your Notes at any time will vary based on many factors, including the factors described above and in “— Market risk” above and is impossible to predict. Furthermore, the pricing models that we use are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, after the trade date, if you attempt to sell the Notes in the secondary market, the actual value you would receive may differ, perhaps materially, from the estimated initial value of the Notes determined by reference to our internal pricing models. The estimated initial value of the Notes does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Notes in any secondary market at any time.

♦

Our actual profits may be greater or less than the differential between the estimated initial value and the issue price of the Notes as of the trade date — We may determine the economic terms of the Notes, as well as hedge our obligations, at least in part, prior to the trade date. In addition, there may be ongoing costs to us to maintain and/or adjust any hedges and such hedges are often imperfect. Therefore, our actual profits (or potentially, losses) in issuing the Notes cannot be determined as of the trade date and any such differential between the estimated initial value and the issue price of the Notes as of the trade date does not reflect our actual profits. Ultimately, our actual profits will be known only at the maturity of the Notes.

♦	Limited or no secondary market and secondary market price considerations.

♦

There may be little or no secondary market for the Notes — The Notes will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a secondary market for the Notes will develop. UBS Securities LLC and its affiliates may make a market in the Notes, although they are not required to do so and may stop making a market at any time. If you are able to sell your Notes prior to maturity, you may have to sell them at a substantial loss. The estimated initial value of the Notes does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Notes in any secondary market at any time.

♦

The price at which UBS Securities LLC and its affiliates may offer to buy the Notes in the secondary market (if any) may be greater than UBS’ valuation of the Notes at that time, greater than any other secondary market prices provided by unaffiliated dealers (if any) and, depending on your broker, greater than the valuation provided on your customer account statements — For a limited period of time following the issuance of the Notes, UBS Securities LLC or its affiliates may offer to buy or sell such Notes at a price that exceeds (i) our valuation of the Notes at that time based on our internal pricing models, (ii) any secondary market prices provided by unaffiliated dealers (if any) and (iii) depending on your broker, the valuation provided on customer account statements. The price that UBS Securities LLC may initially offer to buy such Notes following issuance will exceed the valuations indicated by our internal pricing models due to the inclusion for a limited period of time of the aggregate value of the underwriting discount, hedging costs, issuance costs and theoretical projected trading profit. The portion of such amounts included in our price will decline to zero on a straight line basis over a period ending no later than the date specified under “Supplemental Plan of Distribution (Conflicts of Interest); Secondary Market (if any).” Thereafter, if UBS Securities LLC or an affiliate makes secondary markets in the Notes, it will do so at prices that reflect our estimated value determined by reference to our internal pricing models at that time. The temporary positive differential relative to our internal pricing models arises from requests from and arrangements made by UBS Securities LLC with the selling agents of structured debt securities such as the Notes. As described above, UBS Securities LLC and its affiliates are not required to make a market for the Notes and may stop making a market at any time. The price at which UBS Securities LLC or an affiliate may make secondary markets at any time (if at all) will also reflect its then current bid-ask spread for similar sized trades of structured debt securities. UBS Securities LLC reflects this temporary positive differential on its customer statements. Investors should inquire as to the valuation provided on customer account statements provided by unaffiliated dealers.

♦

Price of Notes prior to maturity — The market price of the Notes will be influenced by many unpredictable and interrelated factors, including the price of the underlying asset; the volatility of the commodity markets generally and the underlying asset specifically; the time remaining to the maturity of the Notes; interest rates in the markets; geopolitical conditions and economic, financial, political, force majeure and regulatory or judicial events; the creditworthiness of UBS and the then current bid-ask spread for the Notes.

♦

Impact of fees and the use of internal funding rates rather than secondary market credit spreads on secondary market prices — All other things being equal, the use of the internal funding rates described above under “— Fair value considerations” as well as the inclusion in the issue price of the underwriting discount, hedging costs, issuance costs and any projected profits are, subject to the temporary mitigating effect of UBS Securities LLC’s and its affiliates’ market making premium, expected to reduce the price at which you may be able to sell the Notes in any secondary market.

♦

The Notes are not regulated by the Commodity Futures Trading Commission (the “CFTC”) — An investment in the Notes does not constitute either an investment in futures contracts, options on futures contracts, or commodity options and therefore you will not benefit from the regulatory protections attendant to CFTC regulated products. This means that the Notes are not traded on a regulated exchange and issued by a clearinghouse. See “There may be little or no secondary market for the Notes” below. Therefore an investment in the Notes thus does not constitute a collective investment vehicle that trades in these instruments. An investment in a collective investment vehicle that invests in these instruments often is subject to regulation as a commodity pool and its operator may be required to be registered with and regulated by the CFTC as a commodity pool operator.

♦

Changes in law or regulation relating to commodity futures contracts may adversely affect the market value of the Notes and the amounts payable on your Notes — Commodity futures contracts such as the underlying asset are subject to legal and regulatory regimes that are in the process of changing in the United States and, in some cases, in other countries. For example, the United States Congress has enacted legislation that is, among other things, intended to limit speculation and increase transparency in the commodity markets and regulate the over-the-counter derivatives markets. The legislation requires the CFTC to adopt rules on a variety of issues and many provisions of the legislation will not become effective until such rules are adopted.

Among other things, the legislation requires that most over-the-counter transactions be executed on organized exchanges or facilities and be cleared through regulated clearing houses, and requires registration of, and imposes regulations on, swap dealers and major swap participants. The legislation also authorizes the CFTC to adopt rules with respect to the establishment of limits on futures positions that are not entered into or maintained for “bona fide” hedging purposes, as defined in the legislation. The legislation also requires the CFTC to apply its position limits on physical commodities across the futures positions held by a market participant on any exchange or trading facility, together with its positions in swaps that are “economically equivalent” to the specified exchange-traded futures that are subject to the position limits. The enactment of the legislation, and the CFTC’s adoption of rules on position limits, which have been adopted but have not yet become effective, could limit the extent to which entities can enter into transactions in exchange-traded futures contracts as well as related swaps and could make participation in the markets more burdensome and expensive. Any such limitations could restrict or prevent our ability to hedge our obligations under the Notes. If they are imposed, those restrictions on effecting transactions in the futures markets could substantially reduce liquidity in the commodity futures contracts, including the underlying asset, which could adversely affect the prices of such contracts and, in turn, the market value of the Notes and the amounts payable on the Notes at maturity. In addition, other parts of the legislation, by increasing regulation of, and imposing additional costs on, swap transactions, could reduce trading in the swap market and therefore in the futures markets, which would further restrict liquidity and adversely affect prices.

♦

The amount you receive at maturity may result in a return that is less than the yield on a standard debt security of comparable maturity — The amount you receive at maturity may result in a return that is less than the return you could earn on other investments. For example, your return on the Notes may be lower than the yield you would earn if you bought a standard U.S. dollar-denominated unsubordinated non-callable debt security of UBS with the same stated maturity date.

♦

The inclusion of commissions, compensation and projected profits from hedging in the original issue price is likely to adversely affect secondary market prices — Assuming no change in market conditions or any other relevant factors, the price, if any, at which UBS Securities LLC or its affiliates are willing to purchase the Notes in secondary market transactions will likely be lower than the issue price to public, since the issue price to public included, and secondary market prices are likely to exclude, commissions or other compensation paid with respect to the Notes, as well as the projected profit included in the cost of hedging our obligations under the Notes. In addition, any such prices may differ from values determined by pricing models used by UBS Securities LLC or its affiliates, as a result of dealer discounts, mark-ups or other transactions.

♦

The market value of the Notes may be influenced by unpredictable factors — The market value of your Notes may fluctuate between the date you purchase them and the final averaging dates when the calculation agent will determine your payment at maturity. Several factors, many of which are beyond our control, will influence the market value of the Notes. We expect that generally the underlying asset settlement price on any day will affect the market value of the Notes more than any other single factor. Other factors that may influence the market value of the Notes include:

♦	the expected volatility of the price of Light Sweet Crude Oil (WTI), and of the prices of exchange-traded futures contracts for the purchase;

♦	delivery of Light Sweet Crude Oil (WTI),;

♦	the time to maturity of the Notes;

♦	interest and yield rates in the market generally;

♦	a variety of economic, financial, political, regulatory or judicial events;

♦	global supply and demand for Light Sweet Crude Oil (WTI), and supply and demand for exchange-traded futures contracts for the purchase or delivery of Light Sweet Crude Oil (WTI);

♦	supply and demand for the Notes; and

♦	the creditworthiness of UBS.

♦

The historical performance of the settlement price of the underlying asset should not be taken as an indication of the future performance of the settlement price of the underlying asset during the term of the Notes — It is impossible to predict whether the settlement price of the underlying asset will rise or fall. The settlement price of the underlying asset will be influenced by complex and interrelated political, economic, financial and other factors.

♦

The Notes offer exposure to futures contracts and not direct exposure to physical commodities — The Notes will reflect a return based on the performance of the relevant nearby CME-traded Light Sweet Crude Oil (WTI) futures contract and do not provide exposure to Light Sweet Crude Oil (WTI) spot prices. The price of a commodity futures contract reflects the expected value of the commodity upon delivery in the future, whereas the spot price of a commodity reflects the immediate delivery value of the commodity. A variety of factors can lead to a disparity between the expected future price of a commodity and the spot price at a given point in time, such as the cost of storing the commodity for the term of the futures contract, interest charges incurred to finance the purchase of the commodity and expectations concerning supply and demand for the commodity. The price movement of a futures contract is typically correlated with the movements of the spot price of the reference commodity, but the correlation is generally imperfect and price moves in the spot market may not be reflected in the futures market (and vice versa). Accordingly, the Notes may underperform a similar investment that reflects the return on the physical commodity.

♦

Prices of commodities and commodity futures contracts are highly volatile and may change unpredictably — Commodity prices are highly volatile and, in many sectors, have experienced unprecedented historical volatility in the past few years. Commodity prices are affected by numerous factors including: changes in supply and demand relationships (whether actual, perceived, anticipated, unanticipated or unrealized); weather; agriculture; trade; fiscal, monetary and exchange control programs; domestic and foreign political and economic events and policies; disease; pestilence; technological developments; changes in interest rates, whether through governmental action or market movements; monetary and other governmental policies, action and inaction; macroeconomic or geopolitical and military events, including political instability in some oil-producing countries; and natural or nuclear disasters. Those events tend to affect prices worldwide, regardless of the location of the event. Market expectations about these events and speculative activity also cause prices to fluctuate. These factors may adversely affect the performance of the underlying asset and, as a result, the market value of the Notes, and any payments you may receive in respect of the Notes.

Moreover, the prices of many commodities, particularly energy and agricultural commodities reached historically high levels in 2009. Since reaching such highs, prices have fallen precipitously, to approximately 25% of their historic highs, in some case, and prices have experienced unprecedented volatility since that time. In the case of many commodities, recent prices have also risen substantially, although they have not reached their historically high levels. There is no assurance that prices will again reach their historically high levels or that volatility will subside. It is possible that lower prices, or increased volatility, will adversely affect the performance of underlying asset and, as a result, the market value of the Notes.

♦

Changes in supply and demand in the market for Light Sweet Crude Oil (WTI) futures contracts may adversely affect the value of the Notes — The Notes are linked to the performance of futures contracts on the underlying physical commodity Light Sweet Crude Oil (WTI). Futures contracts are legally binding agreements for the buying or selling of a certain commodity at a fixed price for physical settlement on a future date. Commodity futures contract prices are subject to similar types of pricing volatility patterns as may affect the specific commodities underlying the futures contracts, as well as additional trading volatility factors that may impact futures markets generally. Moreover, changes in the supply and demand for commodities, and futures contracts for the purchase and delivery of particular commodities, may lead to differentiated pricing patterns in the market for futures contracts over time. For example, a futures contract scheduled to expire in the first nearby month may experience more severe pricing pressure or greater price volatility than the corresponding futures contract scheduled to expire in a later month. Because the settlement price of the underlying asset will be determined by reference to the futures contract in respect of the first nearby month, the value of the Notes may be less than would otherwise be the case if the settlement price of the underlying asset had been determined by reference to the corresponding futures contract scheduled to expire in a more favorable month for pricing purposes.

♦

Suspension or disruptions of market trading in commodities and related futures may adversely affect the value of the Notes — The commodity futures markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in some futures contract prices that may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price”. Once the limit price has been reached in a particular contract, no trades may be made at a price beyond the limit, or trading may be limited for a set period of time. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at potentially disadvantageous times or prices. These circumstances could adversely affect the price of the underlying asset, and therefore, the value of the Notes.

♦

The Notes may be subject to certain risks specific to Light Sweet Crude Oil (WTI) as a commodity — Light Sweet Crude Oil (WTI) is an energy-related commodity. Consequently, in addition to factors affecting commodities generally that are described above and in the prospectus supplement, the Notes may be subject to a number of additional factors specific to energy-related commodities that might cause price volatility. These may include, among others:

♦	changes in the level of industrial and commercial activity with high levels of energy demand;

♦	disruptions in the supply chain or in the production or supply of other energy sources;

♦	price changes in alternative sources of energy;

♦	adjustments to inventory;

♦	variations in production and shipping costs;

♦	costs associated with regulatory compliance, including environmental regulations; and

♦	changes in industrial, government and consumer demand, both in individual consuming nations and internationally.

These factors interrelate in complex ways, and the effect of one factor on the price of the underlying asset, and the market value of the Notes linked to the underlying asset, may offset or enhance the effect of another factor.

♦

The calculation agent can accelerate or postpone the determination of the final price, if a market disruption event occurs on an observation date (including any of the final averaging dates) — If the calculation agent determines that a market disruption event has occurred or is continuing on an observation date (including any of the final averaging dates), the relevant observation date will be accelerated or postponed until the first business day on which no market disruption event occurs or is continuing. If such an acceleration or postponement occurs, then the calculation agent will instead use the relevant settlement price of the underlying asset on the first business day after that day on which no market disruption event occurs or is continuing. In no event, however, will an observation date for the Notes be postponed by more than 10 business days.

If an observation date is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the observation date. If the level of the underlying asset is not available on the last possible day that qualifies as an observation date, either because of a market disruption event or for any other reason, the calculation agent will make an estimate of the level of the underlying asset that would have prevailed in the absence of the market disruption event or such other reason. See “Market Disruption Event” on page 12 of this free writing prospectus.

♦

Owning the Notes is not the same as owning the underlying asset — The return on your Notes may not reflect the return you would realize if you actually purchase an exchange contract on the underlying asset.

♦

No assurance that the investment view implicit in the Notes will be successful — It is impossible to predict whether and the extent to which the settlement price of the underlying asset will rise or fall. You should be willing to assume the risk that, if the Notes are not automatically called, you will not receive any positive return on your Notes and you may lose some or all of your initial investment.

♦

There are potential conflicts of interest between you and the calculation agent — Our affiliate, UBS Securities LLC, will serve as the calculation agent. UBS Securities LLC, will, among other things, decide the amount paid out to you on each Note offering at maturity. For a fuller description of the calculation agent’s role, see “General Terms of the Securities — Role of Calculation Agent” on page PS-26 of the product supplement. The calculation agent will exercise its judgment when performing its functions. For example, the calculation agent may have to determine whether a market disruption event affecting the underlying asset has occurred or is continuing on a day when the calculation agent will determine adjustments to the terms of the Notes in the event of extraordinary government actions and market emergencies as well as the final price for the underlying asset. These determinations may, in turn, depend on the calculation agent’s judgment whether the event has materially interfered with our ability to unwind our hedge positions. Since these determinations by the calculation agent may affect the market value of each of the Note offerings and your payment at maturity or upon an earlier call, the calculation agent may have a conflict of interest if it needs to make any such decision. As UBS determines the economic terms of the Notes, including the call return rate and call price, and such terms include hedging costs, issuance costs and projected profits, the Notes represent a package of economic terms. There are other potential conflicts of interest insofar as an investor could potentially get better economic terms if that investor entered into exchange-traded and/or OTC derivatives or other instruments with third parties, assuming that such instruments were available and the investor had the ability to assemble and enter into such instruments.

♦

The business activities of UBS or its affiliates may create conflicts of interest — We and our affiliates expect to engage in trading activities related to the underlying asset that are not for the account of holders of the Notes or on their behalf. These trading activities might present a conflict between the holders’ interest in the Notes and the interest of UBS and its affiliates will have in their proprietary accounts, in facilitating transactions, including options and other derivatives transactions for their customers and in accounts under their management. Furthermore, given that UBS Securities LLC and its affiliates temporarily maintain a market making premium, it may have the effect of discouraging UBS Securities LLC and its affiliates from recommending sale of your Notes in the secondary market.

♦

Potentially inconsistent research, opinions or recommendations by UBS — We and our affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Notes, and which may be revised at any time. Any such research, opinions or recommendations could affect the price of the underlying asset to which the Notes are linked or the value of the Notes.

♦

You must rely on your own evaluation of the merits of an investment linked to the underlying asset — In the ordinary course of business, UBS or one or more of its affiliates from time to time expresses views on expected movements in the underlying asset. These views are sometimes communicated to clients who participate in commodities markets. However, these views, depending upon world-wide economic, political and other developments, may vary over differing time-horizons and are subject to change. Moreover, other professionals who deal in commodities markets may at any time have significantly different views from views of UBS or those of its affiliates. For reasons such as these, UBS believes that most investors in commodities markets derive information concerning those markets from multiple sources. In connection with your purchase of the Notes, you should investigate the commodities markets and not rely on views which may be expressed by UBS or its affiliates in the ordinary course of business with respect to future prices of the underlying asset.

♦

Uncertain tax treatment — Significant aspects of the tax treatment of the Notes are uncertain. You should read carefully the section above entitled “What Are the Tax Consequences of the Notes?” and consult your tax advisor about your tax situation.

Description of the Underlying Asset

In this free writing prospectus, when we refer to the settlement price of the underlying asset, we mean the official U.S. dollar settlement price of Light Sweet Crude Oil (WTI) (expressed in dollars per barrel) for the relevant first nearby CME Light Sweet Crude Oil (WTI) Futures Contract, quoted by CME Globex and displayed on Bloomberg under the symbol “CL1” <Comdty>.

Light Sweet Crude Oil (WTI) is a blend of different streams of light crude oil. Light, sweet crudes are preferred by refiners because of their low sulfur content and relatively high yields of high-value products such as gasoline, diesel fuel, heating oil, and jet fuel. The futures contract is used as a principal international pricing benchmark. The contract trades in units of 1,000 barrels, and the delivery point is Cushing, Oklahoma, which is also accessible to the international spot markets via pipelines. The contract provides for delivery of several grades of domestic and internationally traded foreign crudes. The exchange lists 72 continuous monthly contracts.

The Light Sweet Crude Oil (WTI) Futures Contract is listed on CME Globex. Additional information about the Light Sweet Crude Oil (WTI) Futures Contract is available at the following website: http://www.cmegroup.com/trading/energy/light-sweet-crude-oil.html.

Information from outside sources is not incorporated by reference in, and should not be considered part of, this free writing prospectus or any accompanying prospectus. We have not conducted any independent review or due diligence of information contained in outside sources.

Historical Information

The following graph shows the performance of the underlying asset based on the daily settlement prices from October 16, 2003 through October 16, 2013. As of October 16, 2013, at approximately 2:00 p.m., New York City time, the underlying asset settlement price was obtained from Bloomberg L.P., without independent verification: the settlement price of the underlying asset was $102.85/per barrel. The actual initial price of the underlying asset will be determined on the trade date. The historical performance of the underlying asset should not be taken as an indication of future performance, and no assurance can be given as to the settlement price of the underlying asset on any given day.

Historical Performance of Light Sweet Crude Oil (WTI)

Market Disruption Event

With respect to the underlying asset, the calculation agent will determine the closing price of the underlying asset on the trade date and on each observation date (including the final averaging dates) (each a “determination date”). A determination date may be postponed, if the calculation agent determines that the originally scheduled determination date is not a trading day or a market disruption event has occurred or is continuing on such day with respect to the commodity. If such postponement occurs, the closing price for the underlying asset may be determined by the calculation agent by reference to the settlement price of the underlying asset on the first business day on which no market disruption event has occurred or is continuing, as determined by the calculation agent. In no event, however, will a determination date be postponed by more than ten business days.

If a determination date is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that last day will nevertheless be the determination date. In such event, the calculation agent will make an estimate of the settlement price that would have prevailed in the absence of the market disruption event, and such estimate shall constitute the applicable closing price.

Upon the delay of a determination date as set forth above, the calculation agent may delay any of the trade date, the final averaging dates and the maturity date as it deems appropriate.

Notwithstanding the occurrence of one or more market disruption events with respect to the underlying asset, the calculation agent may waive its right to postpone the determination date if it determines that the applicable market disruption event has not or is not likely to materially impair its ability to determine the settlement price of the underlying asset.

Any of the following will be a market disruption event, as determined by the calculation agent:

♦

the failure of Bloomberg to announce or publish the settlement price for the underlying asset, or the temporary or permanent discontinuance or unavailability of Bloomberg as a price source for such purpose;

♦	the official settlement price is not published for the underlying asset;

♦

a material suspension, absence or limitation of trading in the underlying asset on its relevant exchange, or in option contracts relating to the underlying asset in the primary market for those contracts (as determined by the calculation agent, the “related exchange”);

♦

such underlying asset or option contracts relating to the underlying asset do not trade on what was, on the trade date, the relevant exchange for the underlying asset or the related exchange for those options;

♦

the relevant exchange for the underlying asset or the related exchange or quotation system, if any, for option contracts relating to the underlying asset fails to open for trading during its regular trading session;

♦

the permanent discontinuation or disappearance of trading in the underlying asset or option contracts relating to the underlying asset or the disappearance or permanent discontinuance or unavailability of the official settlement price, notwithstanding the availability of Bloomberg or the status of trading in the underlying asset or the option contracts relating to the underlying asset;

♦	the occurrence since the trade date of a material change in the formula for or the method of calculating the relevant settlement official price of the underlying asset;

♦	the occurrence since the trade date of a material change in the content, composition or constitution of the underlying asset;

♦

any event that materially disrupts or impairs, as determined by the calculation agent, the ability of market participants to effect transactions in, or obtain market values for the underlying asset on its relevant exchange or effect transactions in, or obtain market values for option contracts related to the underlying asset on its related exchange (including, but not limited to, limitations, suspensions or disruptions of trading of one or more futures contracts on the underlying asset by reason of movements exceeding “limit up” or “limit down” levels permitted by the relevant exchange); or

♦

any other event, if the calculation agent determines that the event materially interferes with our ability or the ability of any of our affiliates to establish, maintain or unwind all or a material portion of a hedge with respect to that offering of the Notes.

The following events will not be market disruption events:

♦

a limitation on the hours or numbers of days of trading in a commodity in its primary market, but only if the limitation results from an announced change in the regular business hours of the relevant market; or

♦	a decision to permanently discontinue trading in the option contracts relating to the underlying asset.

For this purpose, an “absence of trading” in the related exchange for option contracts related to the underlying asset, if available, are traded will not include any time when that market is itself closed for trading under ordinary circumstances.

In contrast, a suspension or limitation of trading in the underlying asset or option contracts related to the underlying asset, if available, by reason of any of:

♦	a price change exceeding limits set by the relevant exchange or related exchange, as applicable,

♦	an imbalance of orders, or

♦	a disparity in bid and ask quotes,

will constitute a suspension or material limitation of trading.

“Relevant exchange” means, with respect to the underlying asset, the CME or any successor thereto, with respect to any successor commodity (as defined under “Discontinuation of Trading of the Underlying Asset on Its Relevant Exchange; Alternative Method of Calculation” on page 14 of this free writing prospectus), the primary exchange or market of trading related to such successor commodity, as determined by the calculation agent.

Discontinuation of Trading of the Underlying Asset on Its Relevant Exchange; Alternative Method of Calculation

If the relevant exchange of the underlying asset discontinues trading in such underlying asset, the calculation agent may replace the underlying asset with another commodity futures contract, the price of which is quoted on such relevant exchange or any other exchange, that the calculation agent determines to be comparable to the discontinued underlying asset (such replacement commodity futures contract will be referred to herein as a “successor commodity”), then any closing price and the final price will be determined by reference to the official closing prices of such successor commodity at the close of trading on such relevant exchange for such successor commodity on each of the relevant observation dates or the final averaging dates (as applicable) as determined by the calculation agent.

Upon any selection by the calculation agent of a successor commodity, the calculation agent will cause written notice thereof to be promptly furnished to the trustee, to UBS and to the holders of the Notes.

If the relevant exchange discontinues trading in the underlying asset or the physical delivery of the physical commodity underlying the underlying asset (an “underlying commodity”) prior to, and such discontinuation is continuing on, any observation date or the final averaging dates and the calculation agent determines that no successor commodity is available at such time, or the calculation agent has previously selected a successor commodity and trading in such successor commodity or the physical delivery of the underlying commodity for such successor commodity is discontinued prior to, and such discontinuation is continuing on, any observation date or the final averaging dates, then the calculation agent will determine the relevant closing price or the final price for the underlying asset or successor commodity, as applicable; provided that, if the calculation agent determines that no successor commodity exists for the discontinued underlying asset, the relevant closing price or the final price, as applicable, for the underlying asset will be the closing price that the calculation agent determines to be fair and commercially reasonable under the circumstances on the date following the relevant observation date or the final averaging dates.

Notwithstanding these alternative arrangements, discontinuation of trading on the relevant exchange in the underlying asset may adversely affect the value of the Notes.

If at any time the method of calculating the settlement price of the underlying asset or successor commodity, as applicable, is changed in a material respect by the relevant exchange, or if the reporting thereof is in any other way modified so that such settlement price does not, in the opinion of the calculation agent, fairly represent the value of the underlying asset or successor commodity, as applicable, the calculation agent will, at the close of business in New York City on the relevant observation dates or the final averaging dates for the underlying asset or successor commodity, as applicable, make such calculations and adjustments as may be necessary in order to arrive at a value for the underlying asset or successor commodity, as applicable. The calculation agent shall cause written notice of such calculations and adjustments to be furnished to the holders of the Notes.

What are the Tax Consequences of the Notes?

The United States federal income tax consequences of your investment in the Notes are uncertain. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Supplemental U.S. Tax Considerations — 11. Currency-Linked Notes that it Would be Reasonable to Treat as Derivative Contracts” beginning on page PS-52 of the product supplement and to discuss the tax consequences of your particular situation with your tax advisor.

Pursuant to the terms of the Notes, UBS and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize the Notes as a pre-paid cash settled derivative contract with respect to the underlying asset. If your Notes are so treated, you should generally not recognize any income or loss with respect to your Notes prior to their maturity, automatic call, redemption, sale or exchange and you should generally recognize capital gain or loss upon the sale, exchange, automatic call, redemption or maturity of your Notes in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Notes. Such gain or loss should generally be long term capital gain or loss if you have held your Notes for more than one year and would be short-term if you hold your Notes for one year or less.

It is possible that the Internal Revenue Service could assert that your holding period in respect of your Notes should end on the date on which the amount you are entitled to receive upon maturity of your Notes is determined, even though you will not receive any amounts from the Issuer in respect of your Notes prior to the maturity of your Notes. In such case, you may be treated as having a holding period in respect of your Notes prior to the maturity of your Notes, and such holding period may be treated as less than one year even if you receive cash upon the maturity of your Notes at a time that is more than one year after the beginning of your holding period.

In the opinion of our counsel, Cadwalader, Wickersham & Taft LLP, it would be reasonable to treat your Notes as pre-paid derivative contracts. However, because there is no authority that specifically addresses the tax treatment of the Notes, it is possible that your Notes could alternatively be treated for tax purposes in a manner described under “Supplemental U.S. Tax Considerations — Alternative Treatments” on page PS-52 of the product supplement, and that the timing and character of income or loss on your Notes could be materially and adversely affected. The risk that the Notes may be recharacterized for United States federal income tax purposes as instruments giving rise to current ordinary income (even before receipt of any cash) and short-term capital gain or loss (even if held for more than one year), is higher than with other equity-linked securities that do not guarantee full repayment of principal.

For example, it is possible that the Internal Revenue Service could assert that you should be treated as if you owned the underlying asset. Under such characterization, or otherwise, it is possible that the Internal Revenue Service would assert that Section 1256 of the Internal Revenue Code of 1986, as amended (the “Code”) should apply to your Notes, in which case, gain or loss recognized with respect to your Notes would be treated as 60% long-term capital gain or loss and 40% short-term capital gain or loss, without regard to your holding period in the Notes and you would be required to mark you Notes to market at the end of each taxable year (i.e., recognize gain or loss as if the Notes or the relevant portion of the Notes had been sold for fair market value). It is also possible that the IRS might characterize the Notes as giving rise to current ordinary income (even before receipt of cash) or short-term capital gain or loss (even if you hold the Notes for more than one year).

In 2007, the Internal Revenue Service released a notice that may affect the taxation of holders of the Notes. According to the notice, the Internal Revenue Service and the Treasury Department are actively considering whether the holder of an instrument such as the Notes should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Code should be applied to such instruments. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations. Except to the extent otherwise required by law, UBS intends to treat your Notes for United States federal income tax purposes in accordance with the treatment described above and under ‘‘Supplemental U.S. Tax Considerations — 10. Non-Currency-Linked Notes that It Would be Reasonable to Treat as Derivative Contracts” beginning on page PS-49 of the product supplement unless and until such time as the Treasury Department and Internal Revenue Service determine that some other treatment is more appropriate.

Medicare Tax on Net Investment Income. Beginning in 2013, U.S. holders that are individuals, estates, and certain trusts will be subject to an additional 3.8% Medicare tax on all or a portion of their “net investment income,” which may include any gain realized with respect to the Notes, to the extent of their net investment income that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. U.S. holders should consult their tax advisors with respect to their consequences with respect to the 3.8% Medicare tax.

Specified Foreign Financial Assets. Under recently enacted legislation, individuals that own “specified foreign financial assets” in excess of an applicable threshold may be required to file information with respect to such assets with their tax returns, especially if such assets are held outside the custody of a U.S. financial institution. You are urged to consult your tax advisor as to the application of this legislation to your ownership of the Notes.

Non-U.S. Holders. If you are not a United States holder, you generally should not be subject to United States withholding tax with respect to payments on your Securities or be subject to generally applicable information reporting and backup withholding requirements with respect to payments on your Securities if you comply with certain certification and identification requirements as to your foreign status, including providing an IRS Form W-8BEN. Gain from the sale or exchange of a Security, automatic call or settlement at maturity generally will not be subject to U.S. tax unless such gain is effectively connected with a trade or business conducted by the non-U.S. holder in the United States or unless the non-U.S. holder is a non-resident alien individual and is present in the U.S. for 183 days or more during the taxable year of such sale, exchange or settlement and certain other conditions are satisfied.

Foreign Account Tax Compliance Act. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S. source payments, including interest (and OID), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S. -source interest or dividends) and “pass-thru payments” (i.e, certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees, among other things, to disclose the identity of any U.S. individual with an account of the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or certify that they do not have any substantial United States owners) withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.

Pursuant to final Treasury regulations published in the Federal Register on January 28, 2013, the withholding and reporting requirements will generally apply to certain withholdable payments made after December 31, 2013, certain gross proceeds on sale or disposition occurring after December 31, 2016, and certain pass-thru payments made after December 31, 2016. Pursuant to a recently issued Internal Revenue Service Notice, FATCA withholding on “withholdable payments” begins on July 1, 2014, and pursuant to this Notice, withholding tax under FATCA would not be imposed on payments pursuant to obligations that are outstanding on July 1, 2014 (and are not materially modified after June 30, 2014). If, however, withholding is required as a result of future guidance, we (and any paying agent) will not be required to pay additional amounts with respect to the amounts so withheld.

Significant aspects of the application of FATCA are not currently clear and the above description is based on U.S. Treasury Department regulations and interim guidance. Investors should consult their own advisors about the application of FATCA, in particular if they may be classified as financial institutions under the FATCA rules.

Proposed Legislation. Moreover, the House Ways and Means Committee has released in draft form certain proposed legislation relating to financial instruments. If enacted, the effect of this legislation generally would be to require instruments such as the Notes to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions. You are urged to consult your tax advisor regarding the draft legislation and its possible impact on you.

PROSPECTIVE PURCHASERS OF NOTES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE U.S. FEDERAL, STATE, LOCAL AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES (INCLUDING THE AVAILABILITY OF THE SECTION 988 ELECTION AS WELL AS POSSIBLE ALTERNATIVE TREATMENTS AND ISSUES PRESENTED BY THE 2008 NOTICE AND REVENUE RULING.

Supplemental Plan of Distribution; Secondary Markets (if any)

We will agree to sell to JPMorgan Chase Bank, N.A. and J.P. Morgan Securities LLC. (the “Agents”) and the Agents will agree to purchase, all of the Notes at the issue price less the underwriting discount indicated on the cover of the final pricing supplement, the document that will be filed pursuant to Rule 424(b) containing the final pricing terms of the Notes. The Agents intend to resell the Notes to securities dealers at a discount from the price to public up to the underwriting discount set forth on the cover of this free writing prospectus.

UBS Securities LLC and its affiliates may offer to buy or sell the Notes in the secondary market (if any) at prices greater than UBS’ internal valuation — The value of the Notes at any time will vary based on many factors that cannot be predicted. However, the price (not including UBS Securities LLC’s or any affiliate’s customary bid-ask spreads) at which UBS Securities LLC or any affiliate would offer to buy or sell the Notes immediately after the trade date in the secondary market is expected to exceed the estimated initial value of the Notes as determined by reference to our internal pricing models. The amount of the excess will decline to zero on a straight line basis over a period ending no later than 6 months after the trade date, provided that UBS Securities LLC may shorten the period based on various factors, including the magnitude of purchases and other negotiated provisions with selling agents. Notwithstanding the foregoing, UBS Securities LLC and its affiliates are not required to make a market for the Notes and may stop making a market at any time. For more information about secondary market offers and the estimated initial value of the Notes, see “Key Risks — Fair value considerations” and “Key Risks — Limited or no secondary market and secondary market price considerations” on pages 6 and 7 of this free writing prospectus.

Each Agent may be deemed to be an “underwriter” within the Securities Act of 1933 (the “Securities Act”). We will agree to indemnify the Agents against certain liabilities, including liabilities under the Securities Act.